JMAR Technologies Receives $7.5 Million in New Financing from Laurus Master Fund, Ltd.

SAN DIEGO —(September 17, 2007)— JMAR Technologies, Inc. (OTCBB: JMAR), a leading developer of advanced laser, high-resolution imaging and photonics technologies, entered into an agreement on September 12, 2007 for up to $7.5 million of new secured debt financing with Laurus Master Fund, Ltd., a New York-based institutional fund that specializes in providing growth funding support to small and micro-cap companies. Proceeds from the financing will be placed in a restricted cash account in JMAR’s name and released according to an operating budget, with a reserve for prepayment of the first year’s interest. The loan has a maturity date of two years.

“We are very pleased with this latest round of financing, with the speed in execution and, more important, with the continued support and confidence expressed by Laurus,” stated Dr. Neil Beer, president and CEO of JMAR. “This level of financing will permit our full concentration on proprietary products related to homeland security and military applications.”

Laurus was also issued warrants to purchase 119 million shares of common stock of the Company. The warrants have a term of ten years and an exercise price equal to the par value of the Company’s common stock ($0.01 per share). The warrants may not be exercised to the extent that the number of outstanding shares plus shares reserved for issuance exceeds the Company’s current authorized shares of common stock, unless and until the Company obtains shareholder approval for an increase in the authorized shares to accommodate such an exercise.

Additionally, JMAR will pay Laurus royalties on the sale of JMAR’s products, with the payments commencing 180 days after the closing. JMAR also agreed to cease or sell the majority of its Vermont business and transition the balance of the operations to San Diego, and to supplement its executive capabilities in the areas of financial management and product commercialization.

About JMAR Technologies

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with market-driven commercial and national security applications.

JMAR’s pursuit of leading edge products includes its BriteLight(TM) laser, a stand-alone product and x-ray light source, DP-LIBS, a double-pulse plasma laser system for remote detection of hazardous chemicals and explosives, and the BioSentry(TM) product which is a real-time contamination warning system for waterborne microorganisms using laser-based, multi-angle light scattering technology.

Contact Information:	JMAR Technologies, Inc.

Dr. Neil Beer, President and CEO Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the uncertainty of acceptance in the market for our products and technologies or the acceptance of our customers’ products or technologies which incorporate our products and technologies, the failure of our technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for JMAR’s products, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.